EXHIBIT 99.4

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS
HEALTHIER CHOICES MANAGEMENT CORP.

Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders
of Healthier Choices Management Corp.

May 19, 2021

To Our Clients:

Enclosed for your consideration are a prospectus, dated May 18, 2021 (the “Prospectus”), and the “Instructions as to Use of Healthier Choices Management Corp. Non-Transferable Subscription Rights Certificates” relating to the rights offering by Healthier Choices Management Corp., a Delaware corporation (the “Company”), of shares of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to non-transferable subscription rights distributed to all stockholders of record of the Company at 5:00 p.m., Eastern Time, on May 18, 2021 (the “Record Date”). The subscription rights and Common Stock are described in the Prospectus.

In the rights offering, the Company is offering the rights to purchase an aggregate of up to $100,000,000 in shares of its Common Stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on June 3, 2021 (the “Expiration Date”).

As described in the Prospectus, you will receive on one subscription right for every four shares of Common Stock (each, a “Basic Subscription Right”) owned at 5:00 p.m., Eastern Time, on the Record Date.  Each Basic Subscription Right will allow you to subscribe for one share of Common Stock at the cash price equal to 75% of the volume-weighted average of the trading prices (“VWAP”) of our common stock on the OTC Pink Sheets for the five consecutive trading days ending on the Expiration Date of this rights offering (the “Actual Subscription Price”).  For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would receive one Basic Subscription Right and would have the right to purchase 25 shares of Common Stock any fractional Subscription Rights will be rounded up to one Subscription Right at the Subscription Price.

The Estimated Subscription Price reflects what the Actual Subscription Price would be if the 5-day VWAP was calculated using May 12, 2021 as the last day of the VWAP measurement.  Because the Actual Subscription Price will be determined on the Expiration Date, rights holders will generally not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to their basic Subscription Rights and, if eligible, any additional shares subscribed for pursuant to the Over-Subscription Right at the Estimated Subscription Price of $0.001425 per share.  Stockholders exercising their Subscription Rights are in effect investing a fixed amount in the Company to receive the maximum number of shares of Common Stock issuable at the Actual Subscription Price.  Regardless of the Actual Subscription Price, Stockholders who exercise their Subscription Rights will have no right to rescind their subscriptions after receipt of their completed subscription certificates together with payment for shares by the subscription agent.  By way of example, if you wish to purchase 1,000,000 shares (assuming 500,000 shares pursuant to your basic rights and 500,000 shares pursuant to your over-subscription rights) at the Estimated Subscription Price of $0.001425, you would be investing $1,425.  The amount of shares that you receive for your $1,425 will be adjusted based on the Actual Subscription Price.  Using the previous example, if the Actual Subscription Price is $0.00135, you will receive 1,055,556 shares for your same $1,425 investment.  Conversely, if the Actual Subscription Price is increased to $0.0015 you will receive 950,000 shares for your $1,425 investment.  However, in both cases you will be receiving a 25% discount to the VWAP for the common stock over the five consecutive trading days ending on the Expiration Date.  The examples assume these additional shares were available upon your exercise of your Over-Subscription Right.

If, on the Expiration Date, the Actual Subscription Price is greater than the Estimated Subscription Price paid by the subscriber, any payments made by you with respect to your Over-Subscription Rights (as described below) will be applied towards the purchase of shares subscribed for pursuant to the your Basic Subscription Rights.  Any remaining payment amounts will then be applied towards the purchase of any shares available pursuant to your Over-Subscription Rights.  If, on the Expiration Date, the Actual Subscription Price is lower than the Estimated Subscription Price paid by the subscriber, any excess subscription amounts paid by a subscriber will be deemed an exercise of the Over-Subscription Rights and will be applied towards the purchase of additional shares in the rights offering.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Right, you may also exercise an over-subscription right (the “Over-Subscription Right”, collectively with the Basic Subscription Right, the “Subscription Rights”) to purchase a portion of any shares of Common Stock that are not purchased by stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Right. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Rights, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Right based on the number of shares each person subscribed for under the Basic Subscription Right.  For example, if a shareholder subscribed for 2% of the total Basic Subscription Rights subscribed for, such shareholders will be eligible to purchase 2% of the Unsubscribed Shares.  If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Right, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Right on the same pro rata basis described above.  The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Rights have been fulfilled, whichever occurs earlier.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Right.  Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you may purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate Estimated Subscription Price for the maximum number of shares of Common Stock available to you based upon the Estimated Subscription Price, assuming that no stockholder other than you has purchased any shares of Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. The Company will eliminate fractional shares of Common Stock resulting from the exercise of the Over-Subscription Right by rounding up to the nearest whole share, with the total subscription payment being adjusted accordingly.  Any excess subscription payments received by the Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) in connection with the Over-Subscription Right will be returned, without interest, as soon as practicable.

The Company can provide no assurances that each of you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Right in full at the expiration of the rights offering.  The Company will not be able to satisfy your exercise of the Over-Subscription Right if all of our stockholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Right to the extent sufficient shares of Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

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To the extent the aggregate Actual Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right is less than the amount you actually paid in connection with the exercise of the Over-Subscription Right, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Date, and your excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

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To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate Actual Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Right.  See “The Rights Offering — Subscription Rights — Over-Subscription Rights.”

The Subscription Rights are evidenced by a Non-Transferable Subscription Rights Certificate issued to stockholders of record and will cease to have any value at the Expiration Date.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.  THE SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus.  However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election form.

Your Beneficial Owner Election form to us should be forwarded as promptly as possible in order to permit us to exercise your Subscription Rights on your behalf in accordance with the provisions of the rights offering.  The rights offering will expire at the Expiration Date.  Please contact us for our deadline with respect to your submission of the Beneficial Owner Election form.  Once you have exercised your Subscription Rights, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent for this rights offering, by calling (855) 793-5068 (toll free).  Any questions or requests for assistance concerning the rights offering should be directed to the Subscription Agent.

Very truly yours,

Healthier Choices Management Corp.

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